Exhibit 99.1

Adverum Biotechnologies Reports First Quarter 2022 Financial Results

REDWOOD CITY, Calif., May 12, 2022 -- Adverum Biotechnologies, Inc. (Nasdaq: ADVM), a clinical-stage gene therapy company targeting unmet medical needs in ocular and rare diseases, today reported financial results for the first quarter ended March 31, 2022.

“We remain on track to dose the first patient in our planned Phase 2 trial of ADVM-022 in wet age-related macular degeneration in the third quarter of 2022,” stated Laurent Fischer, M.D., president and chief executive officer at Adverum Biotechnologies. “We are pleased with the feedback we received following the Type C meeting we requested with the U.S. Food and Drug Administration, and we are confident in the ADVM-022 clinical development program we are advancing. We look forward to evaluating ADVM-022 at the 2 X 10^11 vg/eye dose and a new, lower 6 X 10^10 vg/eye dose, with enhanced prophylactic steroid regimens, including local steroids and a combination of local and systemic steroids.”

Recent Highlights

•The U.S. Food and Drug Administration (FDA) granted Orphan Drug Designation to ADVM-062 (AAV.7m8-L-opsin), a novel gene therapy product candidate being developed as a potential single intravitreal administration for blue cone monochromacy (BCM).
•Adverum made key additions to its leadership team, including Star Seyedkazemi, Pharm.D., as chief development officer and Richard Beckman, M.D., as chief medical officer. Additionally, Rabia Gurses Ozden, M.D. and Soo J. Hong, M.B.A. were appointed to the Board of Directors.
•On April 6, Adverum announced it had received feedback via a Type C meeting written response from the FDA related to Adverum’s planned Phase 2 trial of ADVM-022 in wet age-related macular degeneration (wet AMD). Adverum requested the FDA’s feedback to align with the regulatory agency ahead of filing the Investigational New Drug (IND) amendment for the Phase 2 trial.
•At the Association for Research in Vision and Ophthalmology (ARVO) 2022 Annual Meeting, Adverum presented additional efficacy and safety data from the OPTIC trial of ADVM-022 in wet AMD. The mean annualized anti-vascular endothelial growth factor (anti-VEGF) injection rate was reduced by 81% in all participants receiving the 2 X 10^11 vg/eye (2E11) dose. In participants with neutralizing antibodies (NAbs) titers <1:125 the mean annualized anti-VEGF injection rate was reduced by 94%. 67% (10/15) of 2E11 vg/eye subjects had baseline NAbs titers of <1:125. No correlation between baseline NAbs and safety events was observed. Additionally, baseline NAbs were not associated with occurrence, or duration of inflammation.

Anticipated 2022 Milestones

•Second Quarter of 2022 – Presentation of non-human primate aflibercept protein levels data supporting a human equivalent 6 X 10^10 vg/eye (6E10) dose of ADVM-022 at the American Society of Gene & Cell Therapy (ASGCT) 2022 Annual Meeting.
•Second Quarter of 2022 – Presentation of in vivo non-human primate data from a good laboratory practice toxicology study supporting preclinical proof of concept for ADVM-062 at ASGCT 2022 Annual Meeting.
•Mid-2022 – Complete IND amendment process to enable initiation of Phase 2 trial of ADVM-022 in wet AMD
•Third Quarter of 2022 – Plan to dose first patient in Phase 2 trial of ADVM-022 in wet AMD

Financial Results for the Three Months Ended March 31, 2022

•Cash, cash equivalents and short-term investments were $271.1 million as of March 31, 2022, compared to $305.2 million as of December 31, 2021. Adverum expects the March 31, 2022 cash position to fund operations into 2024.
•Research and development expenses were $23.0 million for the three months ended March 31, 2022, compared to $20.0 million for the same period in 2021. Research and development expenses increased primarily due to higher personnel-associated costs, allocated rent and facilities expenses for the new leases which commenced during the second quarter of 2021, and clinical trials related expenses partially offset by lower material production costs, and bioanalytical expenses. Stock-based compensation expense included in research and development expenses was $1.9 million for the first quarter of 2022.
•General and administrative expenses were $15.2 million for the three months ended March 31, 2022, compared to $16.2 million for the same period in 2021. General and administrative expenses decreased primarily due to lower personnel-associated costs and professional services costs, partially offset by increase in taxes and insurances and allocated rent and facilities expenses for the new leases which commenced during the second quarter of 2021. Stock-based compensation expense included in general and administrative expenses was $3.4 million for the first quarter of 2022.
•Net loss was $37.9 million, or $0.38 per basic and diluted share, for the three months ended March 31, 2022, compared to $28.4 million, or $0.29 per basic and diluted share, for the same period in 2021.

About Wet Age-Related Macular Degeneration

Wet AMD, also known as neovascular AMD or nAMD, is an advanced form of AMD, affecting approximately 10% of patients living with AMD. Wet AMD is a leading cause of blindness in patients over 65 years of age, with a prevalence of approximately 20 million individuals worldwide living with this condition. The incidence of new cases of wet AMD is expected to grow significantly worldwide as populations age. AMD is expected to impact 288 million people worldwide by 2040, with wet AMD accounting for approximately 10% of those cases.

About OPTIC Trial of ADVM-022 in Wet AMD

ADVM‑022 is Adverum’s clinical-stage gene therapy product candidate being developed for the treatment of wet AMD. ADVM-022 utilizes a propriety vector capsid, AAV.7m8, carrying an aflibercept coding sequence under the control of a proprietary expression cassette. Unlike other ophthalmic gene therapies that require a surgery to administer the gene therapy under the retina (sub-retinal approach), ADVM-022 has the advantage of being administered as a one-time IVT injection in the office and is designed to deliver long-term efficacy and reduce the burden of frequent anti-VEGF injections, optimize patient compliance, and improve vision outcomes for patients with wet AMD.

The OPTIC trial is designed as a multi-center, open-label, dose-ranging, safety and efficacy trial of ADVM-022 in patients with wet AMD who have demonstrated responsiveness to anti-VEGF treatment. Patients in OPTIC are treatment experienced, and previously required frequent anti-VEGF injections to manage their wet AMD and to maintain functional vision.

About Blue Cone Monochromacy

BCM is a X-linked recessive hereditary condition caused by mutations in either the L or the M opsin gene(s) and can manifest in loss of visual acuity, photosensitivity, myopia and infantile nystagmus that can persist into adulthood. Consequently, individuals with BCM have visual impairments to important aspects of daily living such as facial recognition, learning, reading, and daylight vision. Currently, BCM affects approximately 1 to 9 in 100,000 males, worldwide and there is no cure for BCM.

About ADVM-062 Gene Therapy

ADVM-062 (AAV.7m8-L-opsin) is a novel gene therapy product candidate being developed to deliver a functional copy of the OPN1LW gene to the foveal cones of patients suffering from blue cone monochromacy (BCM) via a single IVT injection. ADVM-062 utilizes Adverum’s propriety vector capsid, AAV.7m8. In January 2022, the FDA granted Orphan Drug Designation to ADVM-062.

About Adverum Biotechnologies

Adverum Biotechnologies (Nasdaq: ADVM) is a clinical-stage gene therapy company targeting unmet medical needs in serious ocular and rare diseases. Adverum is evaluating its novel gene therapy candidate, ADVM-022, as a one-time, intravitreal injection for the treatment of patients with neovascular or wet age-related macular degeneration. For more information, please visit www.adverum.com.

Forward-looking Statements

Statements contained in this press release regarding events or results that may occur in the future are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to: Adverum’s expectation that the March 31, 2022 cash position will fund operations into 2024; statements regarding Adverum’s plans to initiate a Phase 2 trial of ADVM-022 in wet AMD at the 2 X 10^11 vg/eye dose and a new, lower 6 X 10^10 vg/eye dose; and statements under the caption “Anticipated 2022 Milestones.” Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including risks inherent to, without limitation: Adverum’s novel technology, which makes it difficult to predict the timing of commencement and completion of clinical trials; regulatory uncertainties; the results of early clinical trials not always being predictive of future clinical trials and results; and the potential for future complications or side effects in connection with use of ADVM-022. Additional risks and uncertainties facing Adverum are set forth under the caption “Risk Factors” and elsewhere in Adverum’s Securities and Exchange Commission (SEC) filings and reports, including Adverum’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 29, 2022. All forward-looking statements contained in this press release speak only as of the date on which they were made. Adverum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Inquiries

Anand Reddi
Vice President, Head of Corporate Strategy and External Affairs & Engagement
Adverum Biotechnologies, Inc.
T: 650-649-1358

Investors

Laurence Watts
Gilmartin Group
T: 619-916-7620
E: laurence@gilmartinir.com

Media

Megan Talon
Associate Director, Corporate Communications
Adverum Biotechnologies, Inc.
T: 650-649-1006
E: mtalon@adverum.com